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For Immediate Release

CONTACT                                              MEDIA CONTACT:
James B. Dale, Chief Financial Officer               Jerry Daly or Carol McCune
847-228-5401 x 361                                   703-435-6293
jimdale@arlingtonhospitality.com                     jerry@dalygray.com




 ARLINGTON HOSPITALITY SUCCESSFULLY CONSUMMATES SALE OF SUBSTANTIALLY ALL ASSETS


         ARLINGTON HEIGHTS, Ill., January 18, 2006 -- Arlington Hospitality, Inc. and subsidiaries (HOST.PK) (collectively, "Arlington" or the "company") today announced that, on January 12, 2005, the company successfully completed the sale of substantially all of the company's assets. Sunburst Hotel Holdings, Inc. and its affiliates ("Sunburst"), and SJB Equities, Inc. and its affiliates ("SJB"), both of which are unaffiliated with one another and with Arlington Hospitality, Inc., purchased substantially all of the assets, pursuant to separate asset purchase agreements. In addition, Cendant Corporation (NYSE: CD) consented to Sunburst's assignment and assumption of the development agreement, royalty-sharing agreement, and individual hotel franchise agreements between Arlington and affiliates of Cendant (the "Cendant Agreements").

         The total consideration for the sale of the assets, and the assumption of the Cendant Agreements, was approximately $28.1 million, comprised of $9.5 million in cash and the assumption of mortgage debt of approximately $18.6 million on the purchased hotel assets. Chanin Capital Partners served as Arlington's exclusive financial advisor in connection with the sale of substantially all of Arlington's assets.

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Arlington Hospitality
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         Sunburst purchased substantially all the assets of the company, and assumed certain contracts and agreements, except for two wholly owned hotels, the company's corporate headquarters office building, and those assets purchased and contracts assumed by SJB. Sunburst declined to purchase the two hotel assets as permitted under the purchase agreement, and as a result, both hotels where immediately turned over by the company to the mortgage lender, PMC Commercial Trust ("PMC"). SJB purchased ownership interests in four hotel joint ventures, and assumed certain contracts and agreements, including the construction contracts for an AmeriHost Inn hotel being built in Columbus, Ohio. A copy of each purchase agreement was previously filed with the Securities and Exchange Commission as exhibits to Arlington's Form 8-K dated December 13, 2005. Upon the closing of the purchase transactions, Arlington rejected its 12 remaining hotel leases with PMC and is in the process of relinquishing possession of these hotels.

         Arlington is currently in the process of evaluating claims, and attempting to divest its corporate headquarters office building, and assign certain land purchase contracts where possible, so that it may propose a liquidation plan to the U.S. Bankruptcy Court for the Northern District of Illinois (the "Court") as soon as practicable. It is unlikely that shareholders of Arlington will receive a cash distribution pursuant to any liquidation plan since any remaining cash will be used to settle creditors' claims and pay administrative costs of the bankruptcy proceeding.

         Arlington's corporate office building continues to be marketed for sale by Cohen Financial, as approved by the Court. Parties interested in purchasing the office building should contact Richard Tannenbaum, managing director for Cohen, at (312) 803-5689,



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rtannenbaum@cohenfinancial.com; or Jon Simon, managing director, at (312)
803-5107, jsimon@cohenfinancial.com.

         Sunburst Hospitality, based in Silver Spring, Md., is a diversified real estate owner and operator, with interests in hotels, golf course and residential developments, multi-family communities and self-storage properties. Currently, Sunburst Hospitality's hotel portfolio includes 47 hotels across the United States.

         This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the company's report on Form 10-K for the year ended December 31, 2004 and report on Form 10-Q for the three months ended March 31, 2005 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors." Additional factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the company to obtain court approval with respect to motions in the Chapter 11 proceeding; risks associated with the Chapter 11 trustee or third parties seeking to convert the case to a Chapter 7 case; and the company's ability to maintain contracts that are critical to the wind down of its operations.



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